UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 7, 2012

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35121 (Commission File Number)	27-1840403 (I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California (Address of principal executive offices)	90067 (Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On May 7, 2013, Air Lease Corporation (the “Company”) entered into an amended and restated $1.7 billion four-year unsecured revolving credit facility (as amended, the “Syndicated Unsecured Revolving Credit Facility”) with JP Morgan Chase Bank, N.A., as administrative agent, and the lenders named therein. The Syndicated Unsecured Revolving Credit Facility was arranged by J.P. Morgan Securities LLC, BMO Capital Markets, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, RBS Securities Inc. and Wells Fargo Securities, LLC. The Syndicated Unsecured Revolving Credit Facility will mature on May 4, 2017 and contains an uncommitted accordion feature under which its aggregate principal amount can be increased by up to $500 million under certain circumstances.  The Syndicated Unsecured Revolving Credit Facility contains sub-limits of $150 million for the issuance of letters of credit and $150 million for swingline loans.

The Syndicated Unsecured Revolving Credit Facility provides for certain affirmative and negative covenants, including financial covenants relating to the Company’s consolidated leverage ratio, consolidated shareholders’ equity and consolidated unencumbered assets, as well as an interest coverage test that will be suspended when the Syndicated Unsecured Revolving Credit Facility or certain other indebtedness of the Company is rated investment grade (as defined in the Syndicated Unsecured Revolving Credit Facility).  In addition, the Syndicated Unsecured Revolving Credit Facility contains customary representations and warranties and events of default.  In the case of an event of default, the lenders may terminate the commitments under the Syndicated Unsecured Revolving Credit Facility and require immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit.  Such termination and acceleration will occur automatically in the event of certain bankruptcy events.

Borrowings under the Syndicated Unsecured Revolving Credit Facility will generally bear interest at either (a) LIBOR plus a margin of 145 basis points per year or (b) an alternative base rate plus a margin of 45 basis points per year.  The Company is required to pay a facility fee of 30 basis points per year in respect of total commitments under the Syndicated Unsecured Revolving Credit Facility. Borrowings under the Syndicated Unsecured Revolving Credit Facility will be used to finance the working capital needs of the Company and its subsidiaries in the ordinary course of business and for other general corporate purposes.

The Syndicated Unsecured Revolving Credit Facility is not currently guaranteed by any of the Company’s subsidiaries.  However, the Syndicated Unsecured Revolving Credit Facility will be required to be guaranteed by any of the Company’s subsidiaries that guarantee certain of the Company’s indebtedness.

As of March 13, 2013, 2013, Commonwealth Bank of Australia, a lender under the Syndicated Unsecured Revolving Credit Facility held 6.54% of our Class A Common Stock.  Certain of the lenders under the Syndicated Unsecured Revolving Credit Facility have other lending relationships with the Company and its subsidiaries, including under our 2010 Warehouse Facility.  In addition, certain lenders under the Syndicated Unsecured Revolving Credit Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description is a summary and is qualified in its entirety by reference to the complete text of the credit agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report of Form 8-K is incorporated herein by reference.

Item 8.01.             Other Events.

The Company issued a press release on May 7, 2013 announcing the closing of the Syndicated Unsecured Revolving Credit Facility, as amended.  A copy of the press releases is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)   Exhibits

Exhibit 10.1

Amended and Restated Credit Agreement, dated as of May 7, 2013, by and among Air Lease Corporation as borrower, JP Morgan Chase Bank, N.A. as administrative agent and several lenders from time to time parties thereto.

Exhibit 99.1	Press Release dated May 7, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: May 13, 2013	/s/ Carol H. Forsyte
Carol H. Forsyte
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

EXHIBIT INDEX

10.1

Amended and Restated Credit Agreement, dated as of May 7, 2013, by and among Air Lease Corporation as borrower, JP Morgan Chase Bank, N.A. as administrative agent and several lenders from time to time parties thereto.

99.1	Press Release dated May 7, 2013.